Exhibit 8

MAYER, BROWN, ROWE & MAW
190 South La Salle Street Chicago, Illinois 60603-3441
main telephone (312) 782-0600 main fax (312) 701-7711

February 12, 2003

Merrill Lynch, Pierce, Fenner & Smith Incorporated	RBC Dain Rauscher Inc. Lehman Brothers Inc.
Salomon Smith Barney Inc.	McDonald Investments Inc.
Morgan Stanley & Co. Incorporated	U.S. Bancorp Piper Jaffray Inc.
UBS Warburg LLC	Wachovia Securities, Inc.
Banc of America Securities LLC	Wells Fargo Investment Services, LLC
Deutsche Bank Securities Inc.

c/o Merrill Lynch, Pierce, Fenner & Smith	c/o Salomon Smith Barney Inc.
Incorporated	390 Greenwich Street
North Tower	4th Floor
World Financial Center	New York, New York 10013
New York, New York 10281

Re:	Sears Roebuck Acceptance Corp. Issuance of an Aggregate of up to $250,000,000 in Principal Amount of Sears Roebuck Acceptance Corp. 7.40% Notes

Ladies and Gentlemen:

            We have acted as special tax counsel to Sears Roebuck Acceptance Corp., a Delaware corporation ("SRAC"), in connection with the issuance by SRAC of up to $250,000,000 in aggregate principal amount of SRAC's 7.40% Notes, due February 1, 2043 (the "Notes"), as described in the Prospectus Supplement dated February 7, 2003 (the "Prospectus Supplement") to the Prospectus dated December 6, 2002 (the "Prospectus"). This opinion is being delivered pursuant to Section 8(j) of the Underwriting Agreement, by and among SRAC, Sears, Roebuck and Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc., Morgan Stanley & Co. Incorporated, UBS Warburg LLC, Banc of America Securities LLC, Deutsche Bank Securities Inc., RBC Dain Rauscher Inc., Lehman Brothers Inc., McDonald Investments Inc., U.S. Bancorp Piper Jaffray Inc., Wachovia Securities, Inc., and Wells Fargo Investment Services, LLC as representatives of the several Underwriters named in Schedule I thereof, dated February 7, 2003 (the "Agreement").

Mayer, Brown, Rowe & Maw is a U.S. General Partnership. We operate in combination with our associated English partnership in the offices listed above.Brussels Charlotte Chicago Cologne Frankfurt Houston London Los Angeles Manchester New York Palo Alto Paris Washington, D.C.
Independent Mexico City Correspondent: Jauregui, Navarrete, Nader y Rojas, S.C.

Mayer, Brown, Rowe & Maw

February 12, 2003
Page 2

            In preparing our opinion, we have reviewed the Prospectus, the Prospectus Supplement, the Agreement, and such other documents as we believed necessary for purposes of delivering this opinion. Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations (the "Regulations"), and public administrative and judicial interpretations of the Code and the Regulations, all of which are subject to change, possibly with retroactive effect.

            Subject to the foregoing, it is our opinion that the discussion included in the Prospectus Supplement entitled "United States Tax Considerations" (the "Discussion") is a fair and accurate description of the material United States federal income and estate tax consequences of purchasing, owning and disposing of the Notes, subject to the conditions, limitations and assumptions described therein.

            The Discussion does not cover all aspects of United States federal income and estate taxation that may be relevant to, or the actual tax effect that matters described therein will have on, any particular holder, and it does not address foreign, state or local tax consequences. The Discussion does not cover the tax consequences applicable to all categories of investors, some of which (such as dealers in securities, insurance companies, individual retirement and other tax-deferred accounts, and other tax-exempt entities) may be subject to special rules.

            Our opinion may change if (i) the applicable law changes, (ii) any of the facts with respect to the Notes as included in the Prospectus, Prospectus Supplement or Agreement change, or (iii) the conduct of the parties is materially inconsistent with the facts reflected in the Prospectus, Prospectus Supplement or Agreement.

            Our opinion represents only our legal judgment based on current law and the facts as described above. Our opinion has no binding effect on the Internal Revenue Service or the courts. The Internal Revenue Service may take a position contrary to our opinion, and if the matter is litigated, a court may reach a decision contrary to our opinion.

            This opinion is furnished by us as tax counsel to SRAC to you and is solely for your benefit. This opinion may not be relied upon by any other person without our prior written consent.

            We hereby consent to the use of our opinion as set forth in the Prospectus Supplement and the reference to our firm in the Prospectus Supplement. We also consent to the filing of our opinion as part of SRAC's current report on Form 8-K dated on or about February 12, 2003.

Sincerely, /s/ Mayer, Brown, Rowe & Maw Mayer, Brown, Rowe & Maw

13009708 02043067